Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated March 31, 2025, except for Note 18 and its related effects to the consolidated financial statements, as to which the date is August 6, 2025, with respect to the consolidated financial statements of Velo3D, Inc. included in the Registration Statement on Form S-1 (File No. 333-289337) and the related Prospectus of Velo3D, Inc.

/s/ Frank, Rimerman + Co. LLP

San Francisco, California

August 19, 2025